Exhibit 4.20

OPTION AGREEMENT

Alaska Peninsula Project

THIS OPTION AGREEMENT (hereinafter "Agreement") is made and effective the 2nd  day of September, 2005, (the "Effective Date"), by and between METALLICA MANAGEMENT INC., a Colorado corporation, (hereinafter “Metallica”) whose address is 12200 E. Briarwood Avenue, Suite 165, Centennial, Colorado 80112 and FULL METAL MINERALS, LTD, a British Columbia company (hereinafter "FMM"), whose address is Suite 1500-409 Granville Street, Vancouver, B.C. V6C 1T2.

RECITALS

A.  FMM represents to Metallica that:

(i) FMM holds a 100% interest in the Agreement Respecting Information, Disclosure, Initial Property Examination, Area of Interest, Exclusive Negotiations Period and Confidentiality between Bristol Bay Native Corporation (“BBNC”) and FMM dated January 15, 2005, covering certain lands on the Southwest Alaska Peninsula, and which grants to FMM the option to enter into an Exploration Agreement with Option to Lease and Mining Leases with BBNC upon certain conditions;

 (ii) FMM holds a 100% interest in the Letter of Intent between Alaska Earth Resources, Inc., (“AERI”) and FMM dated July 18, 2004, which grants to FMM the option to purchase a 100% interest in the Property covered by the Mineral Option and Land Use Agreement between Aleut Corporation (“AC”) and Alaska Earth Resources, Inc., (“AERI”), dated July 1, 2004, covering certain lands on the Southwest Alaska Peninsula; and FMM is currently negotiating with AC to enter into a formal exploration agreement with an option to lease lands controlled by AC; and

(iii) FMM is willing to grant to Metallica an exclusive option to acquire an undivided interest in the above-mentioned agreements and the property rights associated therewith, together with an undivided interest in and to all of FMM’s rights, title and interests in surface rights and licenses, ore, minerals, and mineral substances of every nature and character, whatsoever and all water rights, easements,  rights of way appurtenant thereto now under the control of or hereafter acquired by FMM in the Area of Interest in the Southwest Alaska Peninsula, and in the information and data in the possession or control of FMM which pertains to such properties, pursuant to the terms and conditions of this Agreement.

B.  Metallica acknowledges and confirms that it has been provided with copies of and has had an opportunity to review the letters of intent and agreements described in Recitals A(i) and (ii) above.

C. Metallica desires to enter into an exclusive option to acquire undivided interests in the above mentioned agreements and property rights with FMM and to conduct mineral exploration and development activities on FMM’s property rights in the Southwest Alaska Peninsula pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, and promises herein contained, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“AC” means Aleut Corporation, an Alaska regional Native Corporation.

“AERI” means Alaska Earth Resources, Inc., an Alaska corporation.

“AERI Agreement” means the Letter of Intent between Alaska Earth Resources, Inc., and Full Metal Minerals, Ltd., dated July 18, 2005, which grants to Full Metal Minerals, Ltd., the option to purchase a 100% interest in the Property covered by the Aleut Agreement, and any associated or subsequent agreements provided for therein.

“Aleut Agreement” means the Mineral Option and Land Use Agreement between Aleut Corporation (“AC”) and Alaska Earth Resources, Inc., dated July 1, 2004, covering certain lands on the Southwest Alaska Peninsula, and any associated or subsequent agreements provided for therein.

"Affiliate" means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Party.

"Agreement" means this Option Agreement, including all amendments and modifications, and all schedules and exhibits, all of which are incorporated by this reference.

"Area of Interest" means the areas of interest as described in the Aleut Agreement and the BBNC Agreement, as well as any lands owned by third-parties within the exterior boundaries of the areas of interest described in the Aleut Agreement and BBNC Agreement.

"Assets" means the Properties, Underlying Agreements, Business Information, and all other real and personal property, tangible and intangible, including existing or after-acquired properties and all contract rights held for the benefit of the Parties hereunder.

“BBNC” means Bristol Bay Native Corporation, an Alaska regional Native  Corporation.

“BBNC Agreement” means the Agreement Respecting Information, Disclosure, Initial Property Examination, Area of Interest, Exclusive Negotiations Period and Confidentiality between Bristol Bay Native Corporation (“BBNC”) and FMM dated January 15, 2005, covering certain lands on the Southwest Alaska Peninsula, and any associated or subsequent agreements provided for therein.

"Budget" means a detailed estimate of all costs to be incurred and a schedule of cash advances to be made with respect to a Program.

"Business" means the contractual relationship of the Parties under this Agreement.

"Business Information" means the terms of this Agreement, and any other agreement relating to the Business, the Existing Data, and all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information), developed, conceived, originated or obtained by either Party in performing its obligations under this Agreement.  The term "Business Information" shall not include any improvements, enhancements, refinements or incremental additions to Party Information that are developed, conceived, originated or obtained by either Party in performing its obligations under this Agreement.

"Confidential Information" means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Party.

"Control" used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and ”Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

"Development" means all preparation (other than Exploration) for the removal and recovery of Products, including construction and installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Products, and all related Environmental Compliance.

"Effective Date" means the date set forth in the preamble to this Agreement.

"Encumbrance" or "Encumbrances" means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

"Environmental Compliance" means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

"Environmental Laws" means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

"Environmental Liabilities" means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any nature whatsoever that are asserted against either Party, by any person or entity other than the other Party, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

"Existing Data" means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information developed in operations on the Properties prior to the Effective Date.

“Expenditure” or “Expenditures” means all costs mutually agreed upon by FMM and Metallica, or approved in good faith by Metallica pursuant to Section 6.2, and computed in accordance with generally accepted accounting principles consistently applied, paid by Metallica for the following, unless FMM otherwise consents:

(a)

Actual salaries, benefit costs and wages of employees or contractors of Metallica who are actually performing Exploration and Development activities within or benefiting the Area of Interest.

(b)

Costs and expenses for the use of machinery, equipment and supplies required for Exploration and Development activities within or benefiting the Area of Interest.

(c)

Travel expenses, camp expenses and transportation of employees and contractors, materials equipment and supplies necessary or convenient for the conduct of  Exploration and Development.

(d)

Payments to contractors for work on Exploration, Development reclamation, and related activities.

(e)

Costs of assays and other costs incurred to determine the quality and quantity of minerals within the Area of Interest.

(f)

Costs incurred to obtain permits, rights-of-way and other similar rights as may be incurred in connection with Exploration and Development activities within the Area of Interest.

(g)

Costs incurred in preparation and acquisition of environmental permits necessary to commence, carry out or complete Exploration, Development, and related activities.

(h)

Costs and expenses of preparing Pre-Feasibility Studies and Feasibility Studies to evaluate the economic feasibility of Mining on the Properties.

(i)

All taxes levied against the Properties and paid by Metallica and the cost of any insurance premiums, performance bonds and reclamation bonds required by any Laws or Underlying Agreements and pertaining to activities within the Area of Interest.

(j)

All agreement payments, Governmental Fees and land holding costs and other necessary expenditures required by the Underlying Agreements or incurred or made to preserve in good standing the status and title of the Properties including new mining claim locations and amendments/relocations of unpatented mining claims.

(k)

Costs and expenses of acquiring additional property rights pursuant to this Agreement within the Area of Interest.

(l)

Costs and expenses incidental to any of the foregoing items.

"Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Environmental Compliance.

"Feasibility Study" means a report containing a description and analysis of the method and costs and all other relevant aspects of bringing a mine into commercial production on the Properties and acquiring or constructing facilities relating thereto, which report shall include a review of information presented in any Pre-Feasibility Studies covering such Properties and shall be in a form and of a scope generally acceptable to reputable financial institutions that provide financing to the mining industry and shall conform to Canadian Institute of Mining (“CIM”) standards as defined in Canadian National Instrument 43-101.

“FMM” means Full Metal Minerals, Ltd., a British Columbia company.

"Governmental Fees" means all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold unpatented mining claims.

"Law" or "Laws" means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

"Management Committee" means the committee established under Article VI of the Agreement.

“Metallica” means Metallica Management Inc., a Colorado corporation.

"Mining" means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products.

"Net Proceeds" means certain amounts as defined and calculated in the Model Form, Exploration, Development and Mine Operating Agreement, Form 5A, as published by the Rocky Mountain Mineral Law Foundation.

“Operating Agreement” means the agreement which is to be negotiated and entered into between Metallica and FMM within 180 days after Metallica exercises the First Option provided for in this Agreement.  Such Operating Agreement shall generally contain the form and substance of the Model Form, Exploration, Development and Mine Operating Agreement, Form 5A, as published by the Rocky Mountain Mineral Law Foundation, which form is incorporated herein by this reference.

"Operations" means the activities carried out under this Agreement.

"Option” or “Options" means the First Option, the Second Option and the Third Option granted to Metallica by FMM to acquire ownership interests in the Underlying Agreements and the Properties pursuant to Section 3.1 of this Agreement.

"Party” and/or “Parties" means FMM and/or Metallica, or any permitted successor or assign of FMM or Metallica under the Agreement.

"Party Information" means all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information but excluding the Existing Data), which, as shown by written records, was developed, conceived, originated or obtained by a Party:  (a) prior to entering into this Agreement, or (b) independent of its performance under the terms of this Agreement.

"Pre-Feasibility Study" means one or more studies prepared to analyze whether economically viable Mining Operations may be possible on the Properties which study(ies) shall conform to Canadian Institute of Mining (“CIM”) standards as defined in Canadian National Instrument 43-101.

"Products" means all ores, minerals and mineral resources produced from the Properties.

"Program" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by Metallica for a period determined by the Management Committee.

"Program Period" means the time period covered by an adopted Program and Budget.

"Properties" means those interests in real property described in the AERI Agreement, the Aleut Agreement and BBNC Agreement held by FMM and in any other agreements entered into by FMM, or its Affiliates, relating to the subject matter of this Agreement, together with all of FMM’s rights, title and interests in surface rights and licenses, ore, minerals, and mineral substances of every nature and character, whatsoever and all water rights, easements, and rights of way appurtenant thereto now under the control of or hereafter acquired by FMM on the Southwest Alaska Peninsula that are within the areas of interest described in the BBNC Agreement and the Aleut Agreement.

"Transfer" means, when used as a verb, to sell, grant, assign, create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party, either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

"Underlying Agreements" means the AERI Agreement; the Aleut Agreement the BBNC Agreement and any other agreements pertaining to the Properties within the Area of Interest under this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS; INDEMNITIES

2.1

Representations and Warranties of Both Parties.  As of the Effective Date, each Party warrants and represents to the other that:

(a)

it is a corporation duly organized and in good standing in the state  or province of incorporation and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

(b)

it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)

it will not breach any other agreement or arrangement by entering into or performing this Agreement;

(d)

it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement; and

(e)

this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

2.2

Representations and Warranties of FMM.  As of the Effective Date, FMM makes the following representations and warranties to Metallica:

(a)

With respect to those Properties in which FMM holds an interest under the Underlying Agreements:  (i) FMM is in exclusive possession of such Properties to the extent acquired to date under the Underlying Agreements; (ii)  FMM has not assigned, transferred or pledged any interest in the Underlying Agreements to any other party or entity; (iii)  FMM has not received any notice of default of any of the terms, conditions or provisions of the Underlying Agreements; (iv)  FMM has the authority under the Underlying Agreements to perform fully its obligations under this Agreement; (v)  to FMM's knowledge, the Underlying Agreements are valid and are in good standing; (vi) FMM has no knowledge of any act or omission or any condition on the Properties which could be considered or construed as a default under the Underlying Agreements; and (vii) to FMM's knowledge, such Properties are free and clear of all Encumbrances or defects in title except for those specifically identified in Exhibit A.

(b)

FMM has delivered to or made available for inspection by Metallica all Existing Data in its possession or control, and true and correct copies of all Underlying Agreements and other licenses, leases and contracts relating to the Properties.

(c)

With respect to the Properties, to FMM's knowledge, there are no pending or threatened actions, suits, claims or proceedings, and there have been no previous transactions affecting its interests in the Properties which have not been for fair consideration.

(d)

Except as to matters otherwise disclosed in writing to Metallica prior to the Effective Date,

(i)

to FMM's knowledge, the conditions existing on or with respect to the Properties and its interest in and operation of the Properties are not in violation of any Laws (including without limitation any Environmental Laws), nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Properties or in the general vicinity of the Properties;

(ii)

to FMM's knowledge, there have been no past violations by it or by any of its predecessors in title of any Environmental Laws or other Laws affecting or pertaining to the Properties, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Properties ("Environmental Damage"); and

(iii)

FMM has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws relating to the Property.

The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement.  For a representation or warranty made to a Party's "knowledge," the term "knowledge" shall mean actual knowledge on the part of the officers, employees, and agents of the representing Party or of facts that would reasonably lead to the indicated conclusions.

2.3

Disclosures.  Each of the Parties represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Party in order to prevent the representations and warranties in this Article from being materially misleading.  FMM has disclosed to Metallica all information it believes to be relevant concerning the Assets and has provided to or made available for inspection by Metallica all such information, but does not make any representation or warranty, express or implied, as to the accuracy or completeness of the information (except as provided in Section 2.2) or as to the boundaries or value of the Assets.  Each Party represents to the other that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Assets and upon its own geologic and engineering interpretations related thereto.

2.4

Record Title.  During the term of the Option provided for in this Agreement, record title to the Assets shall be held by FMM for the benefit of FMM and Metallica and subject to the terms and conditions of this Agreement.  After the exercise of the First Option by Metallica, FMM shall assign, transfer and convey an undivided sixty five percent (65%) of FMM’s interest in the Assets to Metallica and the title to the Assets shall be held by the Parties as tenants in common.  With respect to any Properties to which Metallica exercises the Second and/or Third Options, FMM shall assign, transfer and convey additional undivided percentages of FMM’s interest in the Assets, as provided in Section 3, to Metallica.

2.5

Indemnities/Limitation of Liability.

(a)

Each Party shall indemnify the other Party, its directors, officers, employees, agents and attorneys, or Affiliates (collectively "Indemnified Party") from and against the entire amount of any Material Loss.  A "Material Loss" shall mean all costs, expenses, damages or liabilities, including attorneys' fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Party ("Indemnifying Party") of any representation, warranty or covenant contained in this Agreement, including the failure of a Party or its Affiliates to comply with the preemptive right under Section 14.3 and Exhibit C.

A Material Loss shall not be deemed to have occurred until, in the aggregate, an Indemnified Party incurs losses, costs, damages or liabilities in excess of One Hundred Thousand US Dollars (US$ 100,000.00) relating to breaches of warranties, representations and covenants contained in this Agreement.

(b)

If any claim or demand is asserted against an Indemnified Party in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Party.  The Indemnifying Party shall have the right, but not the obligation, by notifying the Indemnified Party within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party's expense and with counsel of the Indemnified Party's choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Party's expense, employment of counsel of the Indemnifying Party's choice.  Any damages to the assets or business of the Indemnified Party caused by a failure by the Indemnifying Party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party.  Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of claims against the Indemnified Party which has arisen out of the indemnified claim or demand.

ARTICLE III
GRANT OF OPTIONS AND RIGHTS

3.1

Grant of Options.

FMM hereby grants to Metallica the exclusive right and option to acquire an undivided sixty five percent (65%) of FMM’s rights, title and interests in and to the Underlying Agreements and the Properties by Metallica investing a total of US$2,250,000 on the BBNC Properties and a total of US$2,250,000 on the AC Properties in Expenditures as indicated in the Expenditure Table below and by making annual cash payments to FMM totaling US$250,000 during the term of the Option as indicated in the Payments Table below; all by December 31, 2010. (the “First Option”).

During the First Option, Metallica will fund Expenditures on the Properties owned by AC and BBNC and under the control of FMM according to the following schedule:

Expenditure Table (US Dollars)

		Annual Expenditure			Cumulative
Year	Anniversary	BBNC	AC	Ann. Total	Expenditure
Year 0	By December 31, 2005	$125,000	$125,000	$250,000	$250,000
Year 1	By December 31, 2006	$200,000	$200,000	$400,000	$650,000
Year 2	By December 31, 2007	$300,000	$300,000	$600,000	$1,250,000
Year 3	By December 31, 2008	$400,000	$400,000	$800,000	$2,050,000
Year 4	By December 31, 2009	$500,000	$500,000	$1,000,000	$3,050,000
Year 5	By December 31, 2010	$725,000	$725,000	$1,450,000	$4,500,000
	TOTAL	$2,250,000	$2,250,000	$4,500,000

Metallica will be relieved of its obligation to fund the Expenditure for the AC Properties unless FMM executes an Exploration Agreement with Option to Lease and a Mining Lease Agreement with AC that are materially identical with respect to their commercial terms and conditions to the agreements between FMM and BBNC within 150 days after the Effective Date of this Agreement.  Acceptance of such commercial terms and conditions in the agreements between FMM and AC shall be at the sole discretion of Metallica, acting reasonably. In the event FMM does not execute an Exploration Agreement with Option to Lease and a Mining Lease Agreement with AC, or if Metallica, at its sole discretion acting reasonably, does not accept the commercial terms of such agreements, Metallica’s Expenditure obligation will be limited to the BBNC properties as defined for those properties in the table above and Metallica will have no further interest in or obligation for Expenditures under the Aleut Agreement and thereafter, the Aleut Agreement will cease to be subject to this Agreement.

During the term of the First Option, Expenditures in excess of a given year’s commitment will be credited toward the following year’s commitment.  Metallica may make cash payments to FMM to satisfy any year’s Expenditure commitment, at Metallica’s sole election.

Upon the execution of this Agreement, Metallica will reimburse FMM for Expenditures incurred by FMM since July 1, 2005, and may, at Metallica’s sole election, reimburse FMM for all or a portion of FMM’s Expenditures made since January 1, 2005 on the Properties as part of Metallica’s Expenditure commitment for the year ending December 31, 2005.

During the period from the effective date of this Agreement through December 31, 2007, Metallica shall have the right to redistribute scheduled annual Expenditures between the BBNC and AC Properties as long as the total Expenditure commitment for that year is met and as long as the Underlying Agreements obligations are satisfied.

Metallica shall have the right, beginning on January 1, 2008, and after it has made a minimum annual Expenditure for a particular year of at least $125,000, to defer any additional unmet Expenditures for that year and add such deferred amount to the following year’s Expenditure requirement. If the minimum Expenditure is made, it will be used first to satisfy Underlying Agreements obligations and the balance will be expended in work on the Properties.

During the First Option, Metallica will make cash payments (in US dollars) to FMM as follows:

Payments Table

Payments Table
Due Date	Amount	Cumulative
Upon Signing
this Agreement	$ 50,000	$ 50,000
January 1, 2006	$ 50,000	$ 100,000
January 1, 2007	$ 50,000	$ 150,000
January 1, 2008	$ 50,000	$ 200,000
January 1, 2009	$ 50,000	$ 250,000
	TOTAL	$ 250,000

Following the exercise of the First Option or at Metallica’s discretion to complete a Pre-Feasibility Study at an earlier time, Metallica shall have the additional option or options, from time to time, to increase its interest in specific Properties of merit, as selected by Metallica, from sixty five percent (65%) to seventy percent (70%) by completing a Pre-Feasibility Study, on such selected Properties (the “Second Option”).

Following the exercise of the Second Option with respect to selected Properties, and upon its completion of a Pre-Feasibility study on any such selected Properties, Metallica will have the additional option or options, from time to time, to earn an additional 10% interest, in such Properties, which would result in Metallica owning an eighty percent (80%) interest in such Properties, by completing a  Feasibility Study on such Properties and committing in writing to assist FMM with commercially reasonable efforts to obtain financing for its 20% interest to develop such Properties (the “Third Option”).

3.2

Grant of Rights.  During the Option, FMM grants to Metallica, to the full extent that FMM has such rights under the Underlying Agreements, the exclusive right (i)  to have full access to the Properties in order to explore, sample, and test the Properties; (ii) to erect, construct, use, and maintain on the Properties such roads, structures, machinery, equipment, personal property, fixtures, and improvements as may be required for the conduct of its exploration and related operations; and (iii) to extract and remove from the Properties such materials as may be removed in the normal course of exploration operations and such materials as Metallica may require for bulk sampling and testing; and (iv) to exercise all other rights which are incidental to any and all of the rights referred to herein.

3.3

Exercise of First Option, Transfer of Interests and Execution of Operating Agreement.  Metallica may exercise the First Option at any time during the term of the Agreement by delivering written notice to FMM at the address for FMM as provided in Section 17.1 that Metallica is exercising the First Option, together with a statement summarizing the total amount of Expenditures made by Metallica on the Properties.

Within 30 days following receipt by FMM of Metallica’s notice, FMM shall execute and  deliver appropriate documents of assignment, transfer and/or conveyance to Metallica in a form satisfactory to Metallica, to transfer, assign and convey an undivided sixty five percent (65%) of FMM’s rights, title and interests in and to the Underlying Agreements and the Properties, free and clear of all liens and encumbrances created by, through or under FMM, or its Affiliates and subject only to the terms and conditions contained in the Underlying Agreements.  It is expressly agreed by the Parties that time is of the essence in the execution and delivery of such documents of assignment, transfer and/or conveyance to Metallica.

Within 180 days following receipt by FMM's of Metallica’s notice, the Parties agree to negotiate in good faith and to execute and deliver to each other the Operating Agreement which shall thereafter govern joint operations on the Properties.   It is expressly agreed by the Parties that time is of the essence in the execution and delivery of the Operating Agreement.  The Operating Agreement shall, among other things, provide as follows:

(i)

Metallica shall have the ongoing option, during the term of the Operating Agreement, to exercise, from time to time, the Second Option and the Third Option on various  Properties as may be selected by Metallica.

(ii)

The Parties shall have the reciprocal rights of first refusal in respect of the sale, assignment or transfer by a Party of its interest in the Assets.

(iii)

Metallica will be appointed as the Manager for all Exploration, Development and Mining activities on the Properties as long as Metallica owns a majority interest in the Assets or until Metallica resigns.

(iv)

All funds required for all Exploration, Development and Mining activities on the Properties shall be provided by the Parties in proportion to their then respective ownership interests in the Assets.

(v)

A Management Committee shall be formed consisting of an equal number of representatives of each Party with the responsibility for approving work programs and budgets submitted by the Manager.  Each Party shall exercise voting rights in proportion to its ownership interests in the Assets.  All Management Committee decisions shall be governed by a simple majority vote of the ownership interests in the Assets as represented by the representatives of the Parties.

(vi)

Each Party’s initial “Participating Interest” in the Operating Agreement shall be equal to its then current ownership interest in the Underlying Agreements and the Properties.  Its future Participating Interest shall be based on each Party’s contributions to work programs and budgets and will be subject to dilution.  If a Party’s ownership interest in the Assets is reduced to ten percent (10%) or less, such Party’s ownership interest shall be converted to a ten percent (10%) non-participating Net Proceeds Interest as defined in the Model Form, Exploration, Development and Mine Operating Agreement, Form 5A, as published by the Rocky Mountain Mineral Law Foundation.

(vii)

The Operating Agreement shall have an effective date as of the date of the above-described notice from Metallica to FMM.

3.4

Election of Additional Options.  Metallica may give notice of its intent  to exercise the Second or Third Options on Properties selected by Metallica, at any time, and from time to time, during the term of this Agreement or the Operating Agreement, by giving written notice to FMM at the address for FMM as provided in Section 17.1.

3.5

Exercise of Second Option.  Metallica may exercise the Second Option by the delivery of a Pre-Feasibility Study, on Properties selected by Metallica, to FMM at any time, or from time to time, following the exercise of the First Option, during the term of this  Agreement or the Operating Agreement.

Within 30 days following the delivery of the Pre-Feasibility Study on selected Properties to  FMM by Metallica, FMM shall execute and  deliver appropriate documents of assignment, transfer and/or conveyance to Metallica in a form satisfactory to Metallica, to transfer, assign and convey an additional undivided five percent (5%) of FMM’s rights, title and interests in and to the Underlying Agreements and the Properties, free and clear of all liens and encumbrances created by, through or under FMM, or its Affiliates and subject only to the terms and conditions contained in the Underlying Agreements, and which would result in Metallica owning a seventy percent (70%) interest in such Underlying Agreements and Properties.  It is expressly agreed by the Parties that time is of the essence in the execution and delivery of such documents of assignment, transfer and/or conveyance to Metallica.

3.6

Exercise of Third Option.  Metallica may exercise the Third Option by the delivery of a Feasibility Study, on Properties selected by Metallica, to FMM at any time, or from time to time, following the exercise of the Second Option, during the term of this Agreement or the Operating Agreement.

Within 30 days following the delivery of the Feasibility Study on selected Properties to  FMM by Metallica, FMM shall execute and  deliver appropriate documents of assignment, transfer and/or conveyance to Metallica in a form satisfactory to Metallica, to transfer, assign and convey an additional undivided ten percent (10%) of FMM’s rights, title and interests in and to the Underlying Agreements and the Properties, free and clear of all liens and encumbrances created by, through or under FMM, or its Affiliates and subject only to the terms and conditions contained in the Underlying Agreements, and which would result in Metallica owning an eighty percent (80%) interest in such Underlying Agreements and Properties  It is expressly agreed by the Parties that time is of the essence in the execution and delivery of such documents of assignment, transfer and/or conveyance to Metallica.

In connection with the exercise by Metallica of the Third Option on selected Properties, Metallica shall commit in writing to assist FMM with commercially reasonable efforts to obtain financing for FMM to develop its twenty percent 20% interest in such Properties.

ARTICLE IV
TERM

4.1

Term of Agreement.  This Agreement shall be for a term from the Effective Date until December 31, 2010, and for an additional period (not to exceed 180 days) for FMM to execute and deliver appropriate documents of assignment, transfer and/or conveyance to Metallica as provided in Article III, and for the Parties to enter into an Operating Agreement for the ongoing joint development of the Properties as provided in Section 3.3, unless the Agreement is sooner terminated as provided herein.

ARTICLE V

RELATIONSHIP OF THE PARTIES

5.1

No Partnership.  Nothing contained in this Agreement shall be deemed to constitute either Party the partner or the venturer of the other, or, to constitute either Party the agent or legal representative of the other, or to create any fiduciary relationship between them.  The Parties do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership or joint venture.  Neither Party, nor any of its directors, officers, employees, agents and attorneys, or Affiliates, shall act for or assume any obligation or responsibility on behalf of the other Party, except as otherwise expressly provided herein, and any such action or assumption by a Party’s directors, officers, employees, agents and attorneys, or Affiliates shall be a breach by such Party of this Agreement. The rights, duties, obligations and liabilities of the Parties shall be several and not joint or collective.  Each Party shall be responsible only for its obligations as herein set out and shall be liable only for its costs and expenses as provided herein, and it is the express purpose and intention of the Parties that their ownership of Assets, upon Metallica’s exercise of the Options, and the rights acquired hereunder, shall be as undivided co-owners (tenants in common).

5.2

Tax Returns.  Each Party shall prepare and file all required tax returns or required tax forms on its own behalf.

5.3

Other Business Opportunities.  Except as expressly provided in this Agreement, each Party shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with this Business, without consulting with, or obligation to, the other Party.  The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to this Business nor to any other activity or operation of either Party.  Neither Party shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time during the term of this Agreement.

5.4

Transfer or Termination of Rights to Properties.  Except as otherwise provided in this Agreement, neither Party shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

5.5

Implied Covenants.  There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

5.6

No Third Party Beneficiary Rights.  This Agreement shall be construed to benefit the Parties and their respective successors and permitted assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency.

ARTICLE VI

MANAGEMENT COMMITTEE

6.1

Organization and Composition.  The Parties hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement.  The Management Committee shall consist of two (2) members appointed by Metallica and two (2) members appointed by FMM.  Each Party may appoint one or more alternates to act in the absence of a regular member.  Any alternate so acting shall be deemed a member.  Appointments by a Party shall be made or changed by notice to the other members.  Metallica shall designate one of its members to serve as the chair of the Management Committee.

6.2

Decisions.  Each of the Parties, acting through their appointed members shall have one vote on the Management Committee.  If any matter brought before the Management Committee for a decision does not receive the approval of both Parties, acting reasonably and in good faith, then the decision shall be made by Metallica.

6.3

Meetings.  The Management Committee shall hold regular meetings at least annually in Vancouver, Canada, Denver, Colorado, or at other agreed places.  Metallica shall give thirty (30) days notice to FMM of such meetings.

6.4

Action Without Meeting in Person.  In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Subsection 6.3.  The Management Committee may also take actions in writing signed by all members.

ARTICLE VII
PROGRAMS AND BUDGETS

7.1

Preparation, Presentation and content of Programs and Budgets.

  Metallica and FMM agree as follows:

(a)  Proposed Programs and Budgets shall be prepared jointly between FMM and Metallica until June 30, 2008. During the Option beginning on July 1, 2008, Metallica will have the right to assume sole management and operation of the project, subject to the terms of  this Agreement. Each Program shall be accompanied by and include a corresponding Budget and shall designate the area on which Exploration and/ or Development activities are to be preformed, describe the work to be performed, and state the estimated period of time required to perform the work.

(b)  Each Budget shall be prepared in reasonable detail, including, but not limited to, type (drilling, geophysics, geochemistry, etc.) of work to be conducted, time frame within which the work shall be preformed, maps reflecting location(s) of work to be conducted, estimated cost(s) of each type of work.

(c)  The period for each Program and Budget commencing on or after January 1, 2006, shall be for one annual Expenditure period.

(d)  Metallica agrees to complete the current year’s Program and Budget as undertaken by FMM and as described on Exhibit B, attached hereto.  The initial Program and Budget to be proposed by Metallica shall be for the calendar year commencing on January 1, 2006.

7.2         Submittal and Approval of Proposed Programs and Budgets.

Metallica and FMM agree as follows:

(a)  Within thirty (30) days after Metallica submits a Proposed Program and Budget to FMM, which shall be no later than March 1st of a particular year, the Management Committee shall meet to:

(i) approve the Proposed Program and Budget; or

(ii) discuss and vote on proposed modifications of the Proposed Program and Budget.

(b)  In the event that the Parties are unable to reach agreement to approve a Proposed Program and Budget, acting reasonably and in good faith, Metallica’s Program and Budget shall prevail.

ARTICLE VIII
MAINTENANCE OF UNDERLYING AGREEMENTS AND PROPERTIES

8.1

Maintenance of Underlying Agreements and Properties.  During the term of this Agreement until some or all of FMM’s rights, title and interests in and to any of the Underlying Agreements are assigned to Metallica pursuant to this Agreement, FMM shall remain solely responsible for performing all of the terms and conditions of the Underlying Agreements, including without limitation, the obligation to make all required cash payments and to issue common shares of FMM to AERI pursuant to the AERI Agreement.  FMM shall also be solely responsible for performing all of the terms and conditions in any additional agreements between AERI and FMM which cover Properties owned by BBNC.  For greater certainty, Metallica would be responsible for the management fees payable to AERI under the AERI Agreement, which are deductable from Expenditures required from Metallica on the Property under this Agreement.

For the purpose of maintaining the Underlying Agreements in good standing, Metallica shall be notified of the various terms, conditions, and payment schedules to such agreements and when payments under such agreements are to be made. If FMM fails to perform any such terms and conditions, Metallica reserves the right, but shall have no obligation, to meet such terms and conditions and/or make such payments on behalf of the Parties as part of Metallica’s Expenditures under this Agreement.

Abandonment of Underlying Agreements or Properties.  If either Party desires to abandon, release or surrender its rights to any portion of the Underlying Agreements and/or the Properties at any time, it shall notify the other Party and offer to assign to the other Party the portion of the Underlying Agreement and/or the Properties it intends to abandon, release or surrender.  If the other Party does not accept the offer within thirty (30) days of such notice, the notifying Party may abandon, release or surrender that part of the Underlying Agreements and/or Properties and such interests shall cease to be part this Agreement.

ARTICLE VIX

CONDUCT AND MANAGEMENT OF OPERATIONS

9.1

Field Management.  From the Effective Date until June 30, 2008, field program and logistics services with respect to the Properties will be provided by AERI affiliate, Alaska Earth Sciences, Inc., under the joint direction of Metallica and FMM; provided however that Metallica shall have the right to assign its own representatives and/or consultants to the project commencing with the Effective Date.  Beginning on July 1, 2008, or earlier if agreed to by the Parties, Metallica will assume the sole management responsibilities and will thereafter direct all Operations on the Properties and within the Area of Interest, subject to consultation with the Management Committee regarding Programs and Budgets.

9.2

Compliance with Laws and Agreements.  All Operations conducted on the Properties shall be conducted in compliance with all applicable Laws and regulations, the Underlying Agreements and this Agreement.

9.3

Insurance.  Each Party shall carry and maintain adequate worker’s compensation, liability and property insurance which comply with the requirements of all Laws and the Underlying Agreements during the term of this Agreement.

9.4

Right to Select and Develop Properties.  During the term of this Agreement, Metallica will have the first right to select specific properties within the Area of Interest for acquisition by FMM for the benefit of the Parties under this Agreement. All such Properties will be acquired and held 100% by FMM during the Option for the benefit of the Parties pursuant to this Agreement.

For Properties that do not meet Metallica’s criteria for acquisition and/or continued development under this Agreement, FMM will have the option to retain and to explore and develop such Properties with a 100% undivided interest, upon obtaining the written consent of Metallica.  With respect to such Properties and prior to the completion of a Pre-Feasibility Study on such Properties, Metallica shall have a one time back-in right to earn an undivided seventy percent (70%) interest in such Properties by making Expenditures of two and one-half (2½) times the amount of FMM’s expenditures on such Properties and completing a Pre-Feasibility Study on such Properties.  Metallica shall also have the additional option to earn an additional ten percent (10%) interest in such Properties by completing a Feasibility Study on such Properties and committing to assist FMM with commercially reasonable efforts to obtain financing for its twenty percent (20%) interest to develop such Properties.

On any specific Properties of merit that Metallica elects not to increase its ownership interest by completing a Pre-Feasibility Study and/or a Feasibility Study, FMM will have the right to put forth Programs and Budgets to develop such Properties at its thirty five percent (35%) level of interest. Metallica will then have the option to participate in developing said property at its sixty five percent (65%) level of interest or be diluted down proportionately subject to the terms of Metallica’s back-in right as stipulated above.

9.5

Separate Operating Agreement.  Within 90 days after the completion of a Feasibility Study on any specific Properties, the Parties will execute and deliver to each other a separate Operating Agreement for such Properties.

9.6

Business Information from Agreement.  All Business Information generated during this Agreement will be the joint property of Metallica and FMM.  Public disclosure of all Business Information regarding the project will be subject to joint agreement between the Parties and as may be permitted under the Underlying Agreements. For greater certainty, FMM's obligations under this Section 9.6 will have effect only to the extent that Metallica is in good standing with respect to its Option on a particular Property.

ARTICLE X
ACQUISITIONS WITHIN AREA OF INTEREST

10.1

General.  Any interest or right to acquire any interest in real property or water rights related thereto within the Area of Interest either acquired or proposed to be acquired during the term of this Agreement by or on behalf of either Party ("Acquiring Party") or any Affiliate of such Party shall be subject to the terms and provisions of this Agreement.  Metallica and FMM and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims outside the Area of Interest.  Failure of any Affiliate of either Party to comply with this Article X shall be a breach by such Party of this Agreement.

10.2

Notice to Non-Acquiring Party.  Within thirty (30) days after the acquisition or proposed acquisition, as the case may be, of any interest or the right to acquire any interest in real property or water rights wholly or partially within the Area of Interest (except real property acquired pursuant to a Program), the Acquiring Party shall notify the other Party of such acquisition by it or its Affiliate; provided further that if the acquisition of any interest or right to acquire any interest pertains to real property or water rights partially within the Area of Interest, then all such real property (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article X).  The Acquiring Party's notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals covered thereby, any water rights related thereto, the cost thereof, and the reasons why the Acquiring Party believes that the acquisition (or proposed acquisition) of the interest is in the best interests of the Parties under this Agreement.  In addition to such notice, the Acquiring Party shall make any and all information concerning the relevant interest available for inspection by the other Party.

10.3

Option Exercised.  Within thirty (30) days after receiving the Acquiring Party's notice, the other Party may notify the Acquiring Party of its election to include the acquired interest as part of the Assets under this Agreement.  Upon such notice, the Acquiring Party shall or shall cause its Affiliate to make the acquired interest subject to this Agreement and to convey the acquired interest, by special warranty deed, if necessary, so that title shall held as described in Section 2.4, all of the Acquiring Party's (or its Affiliate's) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring Party (or its Affiliate) other than those to which both Parties have agreed.  The acquired interests shall become a part of the Properties for all purposes of this Agreement immediately upon such notice.

10.4

Option Exercise Prior to Exercise of First Option.  In the event the interest described in Section 10.1 is acquired prior to the exercise by Metallica of the First Option, and if the Parties agree to make the acquired interest subject to this Agreement as provided in Section 10.3, Metallica shall be responsible for payments or expenditures under the applicable agreement due or made prior to the exercise of the First Option and any such payment or expenditures shall be counted towards the Expenditures required to be made by Metallica in Section 3.1.

10.5

Option Not Exercised.  If the other Party does not give such notice within the thirty (30) day period set forth in Section 10.3, it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Assets or continue to be subject to this Agreement.

ARTICLE XI
INFORMATION AND INSPECTION

11.1

Business Information.  All Business Information shall be made available to each Party at all reasonable times during the term of this Agreement.

11.2

Inspection.  Each Party, and its employees, agents and representatives, subject to reasonable safety regulations, shall have the right to inspect all Operations at all reasonable times so long as such inspections do not unreasonably interfere with Operations.  Each Party shall indemnify and hold the other Party harmless from any loss, claim, damage or liability which may arise as a result of such inspections.

ARTICLE XII
TERMINATION AND DEFAULT

12.1

Termination by Notice.  This Agreement shall terminate as expressly provided herein, unless earlier terminated by the written agreement of the Parties.  At any time after Metallica has completed its Annual Expenditure due by December 31, 2005, and made the initial $50,000 payment to FMM that is due upon the execution of this Agreement, Metallica may give written notice of termination to FMM and this Agreement shall terminate thirty (30) days after FMM’s receipt of such notice.  Upon such termination, all rights and obligations of Metallica under this Agreement, except the right to remove its equipment, machinery, and other personal property from the Properties provided for in Section 12.5, shall terminate, except for any liabilities or obligations to third parties that were expressly created by Metallica and are existing on the date of termination.

12.2

Termination by Default.  If either Party has been given notice of default by the other Party pursuant to Section 12.4 below, and the defaulting Party fails to cure the default as provided in Section 12.4, this Agreement shall terminate.

12.3

Termination by Execution of Operating Agreement.  This Agreement shall terminate upon the execution and delivery of the Operating Agreement pursuant to Section 3.3.

12.4

Default.  Should either Party fail to comply with any of the provisions of the Agreement, and should such Party (the “Defaulting Party”) not initiate and diligently pursue steps to correct the default with thirty (30) days after written notice, which notice shall specify with particularity the nature of the default, has been given to it by the other Party, then upon the expiration of the thirty (30) day period, all rights of the Defaulting Party under this Agreement, except as provided in Section 12.5, shall terminate, and all liabilities and obligations of the Defaulting Party, except those liabilities existing on the date of termination, shall terminate.

Should the Defaulting Party, by written notice given to the other Party, dispute the existence of a default, then this Agreement shall not terminate hereunder unless the Defaulting Party does not initiate and diligently pursue steps to correct the default within thirty (30) days after the default has been determined by a final decision of arbitrators or a court of competent jurisdiction.

12.5

Removal of Property.  For a period of six (6) months following the termination of this Agreement, Metallica shall have the right to remove from the Properties all machinery, equipment, and other personal property owned by Metallica.  Metallica may keep one or more watchmen on the Properties during the six-month period.

ARTICLE XIII
MEMORANDUM

                       Metallica and FMM shall, upon the request of either Party, execute and record a memorandum of this Agreement in a form sufficient to constitute record public notice of the rights granted by this Agreement in the Recording District or Districts in which the Properties are situated.  This Agreement shall not be recorded.

ARTICLE XIV

TRANSFER OF INTEREST; PREEMPTIVE RIGHT

14.1

General.  A Party shall have the right to Transfer to a third party an interest in its rights and obligations (“Interests”) under this Agreement or the Assets, solely as provided in this Article XIV.

14.2

Limitations on Free Transferability.  Any Transfer by either Party under Section 14.1 shall be subject to the following limitations:

(a)

No transferee of all or any part of a Party's shall have the rights of a Party unless and until the transferring Party has provided to the other Party notice of the Transfer, and, the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Party;

(b)

Neither Party, without the consent of the other Party, shall make a Transfer that shall violate any Law, or result in the cancellation of any permits, licenses, or other similar authorization;

(c)

No Transfer permitted by this Article XIV shall relieve the transferring Party of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer or exists on the Effective Date;

(d)

In the event of a Transfer of less than all of a Party’s Interest, the transferring Party and its transferee shall act and be treated as one Party; provided however, that in order for such Transfer to be effective, the transferring Party and its transferee must first:

(i)

agree, as between themselves, that one of them is authorized to act as the sole agent ("Agent") on their behalf with respect to all matters pertaining to this Agreement and the Business; and

(ii)

notify the other Party of the designation of the Agent, and in such notice warrant and represent to other Party that:

(A)

the Agent has the sole authority to act on behalf of, and to bind, the transferring Party and its transferee with respect to all matters pertaining to this Agreement and the Business;

(B)

the other Party may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Party and its transferee; and

(C)

all decisions of, notices and other communications from, and failures to respond by, the other Party to the Agent shall be deemed to have been given (or not given) to the transferring Party and its transferee.

The transferring Party and its transferee may change the Agent (but such replacement must be one of them) by giving written notice to the other Party.

(e)

Neither Party shall Transfer an Interest or grant an Encumbrance in a Party’s Interest to secure a loan or other indebtedness of either Party in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or a project financing approved by the Management Committee.

14.3

Preemptive Right.  Any Transfer by either Party under Section 14.1 and any Transfer by an Affiliate of Control of either Party shall be subject to a preemptive right of the other Party to the extent provided in Exhibit C.  Failure of a Parties Affiliate to comply with this Article XIV and Exhibit C shall be a breach by such Party of this Agreement.

ARTICLE XV
DISPUTES

15.1

Governing Law.  All matters regarding title to the Properties or their Transfer and this Agreement shall be governed by and interpreted in accordance with the laws of the State of Alaska, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

15.2

Dispute Resolution.  All disputes arising under or in connection with this Agreement which cannot be resolved by agreement between the Parties shall be resolved in accordance with applicable Law.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

ARTICLE XVI

CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION

16.1

Business Information.  All Business Information shall be owned jointly by the Parties to this Agreement.  Both before and after the termination of the Business, all Business Information may be used by either Party for any purpose, whether or not competitive with the Business, without consulting with, or obligation to, the other Party.  Except as provided in Sections 16.3 and 16.4, or with the prior written consent of the other Party, each Party shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

16.2

Party Information.  In performing its obligations under this Agreement, neither Party shall be obligated to disclose any Party Information.  If a Party elects to disclose Party Information in performing its obligations under this Agreement, such Party Information, together with all improvements, enhancements, refinements and incremental additions to such Party Information that are developed, conceived, originated or obtained by either Party in performing its obligations under this Agreement ("Enhancements"), shall be owned exclusively by the Party that originally developed, conceived, originated or obtained such Party Information.  Each Party may use and enjoy the benefits of such Party Information and Enhancements in the conduct of the Business hereunder, but the Party that did not originally develop, conceive, originate or obtain such Party Information may not use such Party Information and Enhancements for any other purpose.  Except as provided in Section 16.4, or with the prior written consent of the other Party, which consent may be withheld in such Party's sole discretion, each Party shall keep confidential and not disclose to any third party or the public any portion of Party Information and Enhancements owned by the other Party that constitutes Confidential Information.

16.3

Permitted Disclosure of Confidential Business Information. Subject to the terms and conditions of the Underlying Agreements, either Party may disclose Business Information that is Confidential Information:  (a) to a Party's officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Party's performance of its obligations under this Agreement; (b) to any party to whom the disclosing Party contemplates a Transfer of all or any part of its Participating Interest, for the sole purpose of evaluating the proposed Transfer; (c) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Party; or (d) to a third party with whom the disclosing Party contemplates any independent business activity or operation.

The Party disclosing Confidential Information pursuant to this Section 16.3, shall disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 16.3 and who have agreed in writing supplied to, and enforceable by, the other Party to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article XVI.  Such writing shall not preclude parties described in Subsection 16.3(b) from discussing and completing a Transfer with the other Party.  The Party disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

16.4

Disclosure Required By Law.  Notwithstanding anything contained in this Article XVI, a Party may disclose any Confidential Information if, in the opinion of the disclosing Party's legal counsel:  (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Party.

Prior to any disclosure of Confidential Information under this Section 16.4, the disclosing Party shall give the other Party at least ten (10) days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Party shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Party in intervention in any such proceeding.

16.5

Public Announcements.  Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Party shall first consult with the other Party as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Party, there is not sufficient time to consult with the other Party before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Party shall notify the other Party, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Party before such announcement or disclosure is made if at all reasonably possible.  Any press release or other public announcement or disclosure to be issued by either Party relating to this Business shall also identify the other Party.

ARTICLE XVII
GENERAL PROVISIONS

If to Metallica:		Metallica Management Inc.
12200 E. Briarwood Avenue
Suite 165
Centennial, Colorado 80112
	Attention:	Richard J. Hall, President and CEO
	Telephone:	303-796-0229
	Facsimile:	303-796-0265

With a Copy to:		Mark A. Petersen
Exploration Manager
Metallica Management Inc.
12200 E. Briarwood Avenue
Suite 165
Centennial, Colorado 80112

If to FMM:		Full Metal Minerals Ltd.
Suite 1500-409 Granville Street
Vancouver, British Columbia
V6C 1T2
	Attention:	Robert McLeod, VP Exploration
	Telephone:	(604) 484-7855
	Facsimile:	(604) 484-7155

With a Copy to:		DuMoulin Black
10th Floor - 595 Howe Street
Vancouver, British Columbia
V6C 2T5

	Attention:	Dirk Mattheus
	Telephone:	(604) 687-1224
	Facsimile:	(604) 687-3635

All Notices shall be given (a) by personal delivery to the Party, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service.  All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication.  Either Party may change its address by Notice to the other Party.

17.2

Gender.  The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

17.3

Currency.  All references to "dollars" or "$" herein shall mean lawful currency of the United States of America.

17.4

Headings.  The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

17.5

Waiver.  The failure of either Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Party's right thereafter to enforce any provision or exercise any right.

17.6

Modification.  No modification of this Agreement shall be valid unless made in writing and duly executed by both Parties.

17.7

Force Majeure.  Except for the obligation to make payments when due hereunder, the obligations of a Party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the Party seeking the approval or authorization (including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within six (6) months of initiation of that process); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing.  The affected Party shall promptly give notice to the other Party of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof.  The affected Party shall resume performance as soon as reasonably possible

17.8

Rule Against Perpetuities.  The Parties do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule.  Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules.  If, however, any such violation should inadvertently occur, the Parties hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Parties within the limits permissible under such rules.

17.9

Further Assurances.  Each of the Parties shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

17.10

Entire Agreement; Successors and Assigns.  This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof, including the Letter of Intent between the Parties dated July 18, 2005.  This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties.

17.11

Counterparts.  This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Parties be contained on any counterpart.  Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

METALLICA MANAGEMENT INC.

By: /s/ Richard J. Hall
Richard J. Hall
Title: President and Chief Executive Officer

FULL METAL MINERALS LTD.

By: /s/ Michael Willimas
Michael Willimas
Title: President and Chief Executive Officer

EXHIBIT A

  To

OPTION AGREEMENT

By And Between

Metallica Management Inc.

And

Full Metal Minerals, Ltd.

Description of the Properties and Area of Interest and any Encumbrances

            EXHIBIT B

To

OPTION AGREEMENT

By And Between

Metallica Management Inc.

And

Full Metal Minerals, Ltd.

2005 PROGRAM AND BUDGET

               EXHIBIT C

To

OPTION AGREEMENT

By And Between

Metallica Management Inc.

And

Full Metal Minerals, Ltd.

PREEMPTIVE RIGHTS

1.1

Preemptive Rights.  If either Party intends to Transfer all or any part of its interest in the Underlying Agreements or the Properties (the “Interest”), or an Affiliate of either Party intends to Transfer Control of such Party ("Transferring Entity“), such Party shall promptly notify the other Party of such intentions.  The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or the contract for sale.  If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the non-monetary consideration and stated in terms of cash or currency).  The other Party shall have sixty (60) days from the date such notice is delivered to notify the Transferring Entity (and the Party if its Affiliate is the Transferring Entity) whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the notice.  If it does so elect, the acquisition by the other Party shall be consummated promptly after notice of such election is delivered;

If the other Party fails to so elect within the period provided for above, the Transferring Entity shall have one hundred eighty (180) days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable to the Transferring Entity than those offered by the Transferring Entity to the other Party in the aforementioned notice;

If the Transferring Entity fails to consummate the Transfer to a third party within the period set forth above, the preemptive right of the other Party in such offered interest shall be deemed to be revived.  Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Paragraph.

1.2

Exceptions to Preemptive Right.  Paragraph 1.1 above shall not apply to the following:

i) Transfer by either Party of all or any part of its Interest to an Affiliate;

ii) Incorporation of either Party, or corporate consolidation or reorganization of either Party by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Party;

iii) Corporate merger or amalgamation involving either Party by which the surviving entity or amalgamated company shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Party

iv) the transfer of Control of either Party by an Affiliate to such Party or to another Affiliate;

v) subject to Subsection 14.2(e) of the Agreement, the grant by either Party of a security interest in its Participating Interest by Encumbrance;